Exhibit 99.1
QuinStreet Elects Bronwyn Syiek to Board of Directors
Foster City, CA — February 2, 2011 — QuinStreet, Inc. (NASDAQ: QNST), a leader in vertical marketing and media online, today announced that Bronwyn Syiek, President and Chief Operating Officer of the Company, has been elected to the Board of Directors. Her election increases the total number of directors from seven to eight.
As a member of the Company’s founding team, Ms. Syiek has been with QuinStreet for 11 years. She has served as QuinStreet’s President since 2007 and as Chief Operating Officer since 2004. She previously held roles as Senior Vice President and Vice President. Prior to joining QuinStreet, Ms. Syiek served as Director of Business Development and member of the Executive Committee at De La Rue Plc, a bank note printing and security product company. She also previously served as a strategy consultant at McKinsey & Company and held various investment management and banking positions with Lloyds Bank and Charterhouse Bank. She holds an M.A. in Natural Sciences from Cambridge University.
“Bronwyn is a member of our founding team, and her election to the Board recognizes the breadth of her role and the importance of her contribution to the Company and our business,” commented Doug Valenti, QuinStreet CEO. “Bronwyn brings a detailed understanding of our operations and strategy to the Board. We expect her contributions to be invaluable.”
About QuinStreet
QuinStreet, Inc. (NASDAQ: QNST) is a leader in vertical marketing and media online. QuinStreet is headquartered in Foster City, CA. For more information, please visit www.quinstreet.com.
Contact Information:
Erica Abrams or Matthew Hunt
(415) 217-5864 or (415) 489-2194
erica@blueshirtgroup.com
matt@blueshirtgroup.com